SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                            Exchange Act of 1934

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Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[  ] Preliminary Proxy Statement
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     by Rule 14a-6(e)(2))
[X ] Definitive Proxy Statement
[  ] Definitive Additional Materials
[  ] Soliciting Material Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12

                    Chiquita Brands International, Inc.
             ________________________________________________
             (Name of Registrant as Specified In Its Charter)


             ________________________________________________
       (Name of Person(s) Filing Proxy Statement if other than the
                                Registrant)

Payment of Filing Fee (Check the appropriate box):

[X ] No fee required.

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     1)   Title of each class of securities to which transaction
          applies:___________________________________________________

     2) Aggregate number of securities to which transaction applies:___________________________________________________

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):______________________________

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     5)   Total fee paid:____________________________________________

[  ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the
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

                      CHIQUITA BRANDS INTERNATIONAL, INC.

                               Chiquita Center
                            250 East Fifth Street
                            Cincinnati, Ohio 45202
                    ________________________________________

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                    ________________________________________

                          To be Held on May 14, 1997


To Our Shareholders:

    You are invited to attend the 1997 Annual Meeting of
Shareholders of Chiquita Brands International, Inc. ("Chiquita"
or the "Company").  The meeting will be held in the Continental
Room of the Omni Netherland Plaza, 35 West Fifth Street,
Cincinnati, Ohio at 10:00 a.m. on Wednesday, May 14, 1997.   At
the meeting, shareholders will:

    (1)  elect eight directors; and

    (2) consider any other matters that may properly be brought before the meeting.

    If you hold your shares through an intermediary such as a bank or a broker and you wish to attend the meeting, you should bring proof of share ownership (such as a bank or brokerage firm account statement) to the meeting or send proof of share ownership to the Corporate Secretary, Chiquita Center, 250 East Fifth Street, Cincinnati, Ohio 45202 well in advance of the meeting to receive an admittance card.

                                         Sincerely,


                                         Carl H. Lindner
                                         Chairman of the Board and
                                           Chief Executive Officer
Cincinnati, Ohio
March 31, 1997


TO ENSURE THAT YOUR SHARES ARE VOTED AT THE MEETING, PLEASE VOTE,
SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY FORM IN THE ENVELOPE PROVIDED. PROXIES MAY BE REVOKED AT ANY TIME PRIOR TO THE
MEETING BY GIVING WRITTEN NOTICE OF REVOCATION TO THE COMPANY'S
SECRETARY, BY GIVING A LATER DATED PROXY, OR BY ATTENDING THE
MEETING AND VOTING IN PERSON.

                      Chiquita Brands International, Inc.
                        Annual Meeting of Shareholders
                                 May 14, 1997

                               PROXY STATEMENT
                      ____________________________________



                                INTRODUCTION

    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Chiquita Brands International, Inc. ("Chiquita" or the "Company") of proxies to be voted at the Annual Meeting of Shareholders to be held at 10:00 a.m. on Wednesday, May 14, 1997 and any adjournment of the meeting. This Proxy Statement, the form of proxy and the Company's 1996 Annual Report to Shareholders are being mailed to shareholders on or about March 31, 1997. At the Annual Meeting, shareholders will be asked to elect eight directors and to transact any other business that may properly come before the meeting and any adjournment of the meeting.

                           VOTING AT THE MEETING
                           _____________________

Voting Securities Outstanding
_____________________________

    As of March 21, 1997, the record date for determining shareholders entitled to notice of and to vote at the meeting (the "Record Date"), the Company had one class of voting securities outstanding consisting of 56,233,210 shares of Capital
Stock, $.33 par value ("Common Stock").   Holders of Common Stock
are entitled to one vote on each matter submitted to the meeting for each share held of record on the Record Date.

Proxies and Voting
__________________

    Shareholders may vote in person or by proxy at the meeting.
Proxies given may be revoked at any time before they are voted at the meeting by filing with the Company a written revocation, by submitting a proxy with a later date, or by appearing at the meeting and voting in person.

    Unless a contrary direction is indicated, a properly executed proxy will be voted "FOR" the election of the nominees proposed by the Board of Directors. The management of Chiquita is not aware of any business to be acted upon at this meeting other than as is described in this Proxy Statement. However, if any other business is properly brought before the meeting, the proxy holders indicated on the proxy form will vote the proxies in a manner considered in their judgment to be in the best interests of the Company and its shareholders.

Voting of Shares Held by Certain Plan Trustees and Custodians
_____________________________________________________________

    Shares of Common Stock held in the Chiquita Dividend Reinvestment Plan (the "Reinvestment Plan") are voted by the registered holders of such shares. If a shareholder participates in the Reinvestment Plan, the proxy represents the number of whole shares held in the shareholder's account in the Plan as well as shares registered in the shareholder's name.

    If a shareholder participates in the Chiquita Savings and Investment Plan (the "Savings Plan"), the Chiquita Associate Stock Purchase Plan (the "ASPP"), or the Friday Canning Corporation Employee Stock Ownership Plan (the "Friday ESOP"), the proxy serves as the voting instruction to the respective trustee or custodian for the plan. Shares held in these three plans are voted by the respective trustee or custodian as directed by the plan participants. The voting instructions of participants in the Friday ESOP are tabulated by Star Bank, N.A. and forwarded to the trustee in the aggregate to ensure the confidentiality of the votes. Shares held in the ASPP or the Friday ESOP will not be voted unless proxies are signed and returned by the participants. However, if participants in the Savings Plan do not vote their shares by returning their proxies, these shares will be voted by the trustee in the same proportion as those voted by other participants in the Savings Plan.

                          PRINCIPAL SHAREHOLDERS
                          ______________________

    As of the Record Date, the only persons known by the Company to be the beneficial owners of more than 5% of the Company's outstanding voting securities entitled to vote at this meeting are:

      Name and Address of         Class of   Amount and Nature of   Percent
       Beneficial Owner            Shares    Beneficial Ownership   of Class
_______________________________   ________   ____________________   ________
American Financial Group, Inc.     Common        23,996,295(1)         43%
  and its subsidiaries ("AFG")     Stock
  One East Fourth Street
  Cincinnati, Ohio 45202

FMR Corp., and its subsidiaries    Common         3,958,472(2)          7%
  ("FMR")                          Stock
  82 Devonshire Street
  Boston, Massachusetts 02109

Norwest Corporation, and its       Common         2,973,121(3)          5%
  subsidiaries ("Norwest")         Stock
  Sixth and Marquette
  Minneapolis, Minnesota 55479-1026

(1) Carl H. Lindner, Carl H. Lindner III, S. Craig Lindner, Keith E. Lindner, and trusts for their benefit (collectively, the "Lindner Family"), the beneficial owners of approximately 44% of AFG's common stock, share with AFG voting and dispositive power with respect to the shares of Chiquita's Common Stock owned by AFG. AFG and the Lindner Family may be deemed to be controlling persons of Chiquita.

(2) In a Schedule 13G filed February 14, 1997, FMR reported that, through its wholly-owned subsidiaries, Fidelity Management & Research Company (a registered investment adviser to various investment companies) and Fidelity Management Trust Company (a bank serving as investment manager for various institutional accounts), it has sole power to dispose or direct the disposition of 3,958,472 shares of Chiquita's Common Stock and has sole power to vote or direct the voting of 521,571 of these shares.

(3) In a Schedule 13G filed January 29, 1997, Norwest reported that either directly or through its wholly-owned subsidiaries, Norwest Bank Colorado, N.A.; Norwest Bank
    Indiana, N.A.; and Norwest Bank Minnesota, N.A., it beneficially owns 2,973,121 shares of Chiquita's Common
    Stock, of which it has the sole power to dispose or direct the disposition of 2,972,200 shares and has the sole power to vote or direct the voting of 2,601,121 of these shares.
    The total number reported as beneficially owned includes 921 shares which are issuable upon conversion of the $2.875 Non-Voting Cumulative Preferred Stock, Series A.

           SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
           ______________________________________________________

    The following table shows the number of shares of the Company's Common Stock and the $2.875 Non-Voting Cumulative Preferred Stock, Series A (the "Series A Shares"), beneficially owned as of the Record Date by each current director and nominee, by each Named Executive Officer identified in this Proxy Statement, and by all directors and executive officers as a group. None of the individuals or group of individuals named in the table owns any of the Company's $3.75 Convertible Preferred Stock, Series B (the "Series B Shares").

                             Amount and Nature of Beneficial Ownership
                           ______________________________________________
                                  Common Stock           Series A Shares
                           ___________________________  _________________
                                              Percent            Percent
Name of Beneficial Owner     Shares(1)(2)     of Class  Shares   of Class
________________________   ________________   ________  ______   ________
Robert F. Kistinger           309,301(3)         *
Carl H. Lindner            24,039,429(3)(4)    42.7%
Keith E. Lindner           24,008,182(3)(4)    42.7%
Fred J. Runk                  132,295(3)         *
Jean Head Sisco                32,460            *
Jos P. Stalenhoef              93,367(3)         *
William W. Verity               9,000            *
Oliver W. Waddell              10,300            *
Ronald F. Walker               47,460            *
Steven G. Warshaw             164,653(3)         *       100        *
All directors and executive
  officers as a group
  (12 persons)             24,952,308(3)(5)    43.8%     100        *

* Less than 1% of outstanding shares

(1) Unless otherwise noted, the holder has full voting and dispositive power with respect to the shares listed.

(2) Includes shares of Common Stock which the person or group has the right to acquire within 60 days after the Record Date, through the exercise of stock options granted under Chiquita's stock option plans, in the following amounts:
    Robert F. Kistinger, 303,090 shares; Carl H. Lindner, 10,800 shares; Fred J. Runk, 11,700 shares; Jean Head Sisco, 17,460 shares; Jos P. Stalenhoef, 81,468 shares; William W. Verity, 9,000 shares; Oliver W. Waddell, 6,300 shares; Ronald F. Walker, 17,460 shares; Steven G. Warshaw, 159,000 shares; and all directors and executive officers as a group, 697,494 shares.

(3) Includes Common Stock Units acquired in the Company's Savings Plan through December 31, 1996 (the last date for which information is available). Each Common Stock Unit represents one share of Chiquita Common Stock plus a proportionate share of the uninvested cash in the Chiquita Stock Fund of the Savings Plan.

(4) For Carl H. Lindner and Keith E. Lindner, includes
    23,996,295 shares of Common Stock held by AFG and its subsidiaries. Carl H. Lindner and Keith E. Lindner beneficially own shares of AFG common stock as follows:
    5,101,403 (6.4% of AFG's outstanding shares), and 6,296,109
    (7.9% of AFG's outstanding shares), respectively. See "Principal Shareholders."

(5) The 23,996,295 shares of Common Stock held by AFG and included in the holdings of both Carl H. Lindner and Keith
    E. Lindner (as described in footnote 4 above) are counted only once in the total number of shares of Common Stock owned by all directors and executive officers as a group.

    In addition to the AFG common stock owned by Carl H.
Lindner and Keith E. Lindner, directors and executive officers of the Company owned as of the Record Date, or had the right to acquire within 60 days after the Record Date through the exercise of stock options, shares of common stock of AFG as follows:
Robert F. Kistinger, 612 shares; Fred J. Runk, 125,428 shares; Jos P. Stalenhoef, 1,000 shares; Ronald F. Walker, 113,626 shares; and Steven G. Warshaw, 712 shares (the ownership of each of such persons represents less than 1% of the outstanding common stock of AFG). All directors and executive officers as a group owned or had the right to acquire 11,739,065 shares of AFG common stock, which represents 14.6% of AFG's total outstanding shares. Additionally, Fred J. Runk owned preferred stock of American Financial Corporation, a subsidiary of AFG ("AFC"), as follows:
4,281 shares of AFC Series F Preferred Stock and 153 shares of AFC Series G Preferred Stock (the foregoing represent less than 1% of the outstanding shares of each of AFC's Series F and Series G Preferred Stock).

                          ELECTION OF DIRECTORS
                          _____________________

    The Board of Directors has nominated eight individuals
to be elected as a director to hold office until the next Annual Meeting and until a successor is elected and qualified. Each of the nominees was previously elected by the shareholders except Mr. Warshaw, who was elected a director by the Board of Directors
March 25, 1997.   If any nominee should become unable to serve as
a director, the proxies will be voted for any substitute nominee designated by the Board of Directors. No proxy may be voted for more than eight nominees.

Nominees for Director
_____________________

    The nominees for election as a director are CARL H. LINDNER, KEITH E. LINDNER, FRED J. RUNK, JEAN HEAD SISCO, WILLIAM W. VERITY, OLIVER W. WADDELL, RONALD F. WALKER and STEVEN G. WARSHAW.

    The following biographical information has been furnished by the nominees.

    Carl H. Lindner, 77, has been a director since 1976.
He has been Chairman of the Board of Directors and Chief Executive Officer of the Company since 1984. He is also Chairman of the Board and Chief Executive Officer of AFG, a holding company formed in April 1995 which, through its subsidiaries, is engaged primarily in specialty and multi-line property and casualty insurance businesses and in the sale of tax-deferred annuities. For over 35 years, Mr. Lindner has been Chairman of the Board and Chief Executive Officer of AFC, which became a subsidiary of AFG in 1995. Mr. Lindner also serves as Chairman of the Board of the following companies: American Annuity Group, Inc. ("AAG"), American Financial Enterprises, Inc. ("AFEI") and American Premier Underwriters, Inc. ("APU"). AFG owns a substantial ownership interest (over 80%) in each of these companies. Mr. Lindner is Chairman of the Executive Committee.

    Keith E. Lindner, 37, has been a director since 1984.
He was named Vice Chairman of the Board of Directors in March 1997. He was President and Chief Operating Officer of the Company from 1989 to 1997. He has served the Company in various executive capacities since 1984. He is also a Co-President and a Director of AFG, AFC and APU. Mr. Lindner is a member of the Executive Committee.

    Fred J. Runk, 54, has been a director since 1984. He has been Senior Vice President and Treasurer of AFG and AFC since 1995. For more than five years prior to that time, he served as Vice President and Treasurer of AFC. He was a Vice President of the Company from 1984 to March 1996 and was its Chief Financial Officer from 1984 to 1994. He is also a director of AFEI.

    Jean Head Sisco, 71, has been a director since 1976.
She has been a Partner in Sisco Associates, management consultants, for more than five years. She is also a director of American Funds Tax Exempt Series I, K-Tron International, The Neiman Marcus Group, Inc., Santa Fe Pacific Gold Corporation, Textron Inc. and Washington Mutual Investors Fund. Mrs. Sisco is Chairman of the Audit Committee and a member of the Compensation Committee.

    William W. Verity, 38, has been a director since 1994.
He has been Chairman and Chief Executive Officer of ENCOR Holdings, Inc. ("ENCOR") since 1991. ENCOR develops and manufactures plastic molded components through two subsidiaries, ENCOR Technologies, Inc. and Compression, Inc. ENCOR is a subsidiary of Leaver Corp., an investment holding company. Mr. Verity served as President of Leaver Corp. from 1987 through 1993 and is currently Chairman of that company. Mr. Verity is a member of the Audit and Compensation Committees.

    Oliver W. Waddell, 66, has been a director since 1994.
He is the former Chairman, President and Chief Executive Officer of Star Banc Corporation, a multi-state bank holding company. Prior to his retirement in 1993, Mr. Waddell had served in an executive capacity with Star Banc Corporation for more than five years. He is a director of Star Banc Corporation and CINergy Corp. Mr. Waddell is a member of the Audit and Compensation Committees.

    Ronald F. Walker, 58, has been a director since 1984.
He has been Vice Chairman of Great American Insurance Company ("GAIC"), an AFG subsidiary, for more than five years. He was President and Chief Operating Officer of AFC from 1984 until April 1995 and was President and Chief Operating Officer of Chiquita from 1984 to 1989. He is also a director of AAG, AFEI and Tejas Gas Company. Mr. Walker is a member of the Executive Committee.

    Steven G. Warshaw, 43, has been a director since March
1997. In March 1997, he was elected President and Chief Operating Officer of the Company and retained his position as Chief Financial Officer. He served as Executive Vice President and Chief Administrative Officer of the Company from 1990 to 1997 and has been Chief Financial Officer of the Company since 1994. He has served the Company in various capacities since 1986.

    Carl H. Lindner is Keith E. Lindner's father.

    In December 1993, Great American Communications
Company, which subsequently changed its name to Citicasters Inc., completed a comprehensive financial restructuring which included a prepackaged plan of reorganization filed in November of that year under Chapter 11 of the Bankruptcy Code. Carl H. Lindner and Fred J. Runk had been executive officers of that company within two years before its bankruptcy reorganization.

Required Vote
_____________

    The eight nominees receiving the highest number of votes will be elected as directors. Abstentions (including instructions to withhold authority to vote for one or more nominees) and broker non-votes will be counted for purposes of determining a quorum but will not be counted as votes cast in the election of directors. There is no provision for cumulative voting in the election of directors.

    Chiquita has been informed that AFG intends to vote its shares "FOR" all of the nominees.

                          THE BOARD OF DIRECTORS
                          ______________________

    During 1996, Chiquita's Board of Directors held four meetings and took action by unanimous written consent four times.
Each incumbent director attended at least 75% of the aggregate of the total number of meetings of the Board and of the committees on which he or she served during 1996.

Committees of the Board
_______________________

    Chiquita's Board of Directors has three standing committees: an Executive Committee, an Audit Committee and a Compensation Committee. The Board does not have a Nominating
Committee.

    Executive Committee. Carl H. Lindner, Keith E. Lindner and Ronald F. Walker are the members of the Company's Executive Committee. Under New Jersey law and the Company's By-laws, the Executive Committee is permitted to perform all of the functions of the Board of Directors except: changes to the By-laws; changes in directors; removal of officers; submission of matters to shareholders which require shareholder action; and changes in resolutions adopted by the Board which by their terms may be changed only by the Board. During 1996, the Executive Committee held no meetings but took action by unanimous written consent nine times.

    Audit Committee. Jean Head Sisco, William W. Verity and Oliver W. Waddell are the members of the Audit Committee.
The functions of the Audit Committee include: reviewing Chiquita's financial and accounting policies and its annual and quarterly financial statements; meeting with the Company's internal audit staff and independent auditors to review the scope of the annual audit; reviewing the progress and results of the audit and considering any recommendations made as a result of the audit and management's response to such recommendations; and recommending to the Board of Directors the selection of Chiquita's independent auditors. During 1996, the Audit Committee held four meetings with members of the Company's management and internal audit staff and met with the Company's independent auditors at all of those meetings.

    Compensation Committee. The members of the Compensation Committee are Jean Head Sisco, William W. Verity and Oliver W. Waddell. The functions of the Compensation Committee include: evaluating the performance and reviewing and approving all compensation of the Company's executive officers and certain other designated senior executives; establishing general compensation policies and standards for evaluation of all other senior management; evaluating and monitoring long-range planning for executive development and succession; and administering the Company's 1986 Stock Option and Incentive Plan. The Compensation Committee held four meetings during 1996.

Board Compensation
__________________

    Directors who are not employees of the Company receive an annual fee of $40,000 plus $1,500 for each Board meeting attended. Additionally, Carl H. Lindner receives $15,000 per year as Chairman of the Executive Committee; Jean Head Sisco receives $15,000 per year as Chairman of the Audit Committee and $7,500 per year as a member of the Compensation Committee; William W. Verity and Oliver W. Waddell each receive $15,000 per year as members of both the Audit and Compensation Committees.

    Beginning in 1997, directors may defer from 10% to 100% of their Board compensation for a term of 5 years, 10 years or until death, disability or retirement, pursuant to the Deferred Compensation Plan for Directors. Amounts deferred under this plan earn interest at rates established each year depending upon the length of deferral. In 1997, deferrals will earn interest at an annual rate of 11% if deferred for 5 years and 13% if deferred for 10 years or until death, disability or retirement.

    Pursuant to the Company's 1986 Stock Option and
Incentive Plan, each non-employee director receives a non-qualified stock option grant for 10,000 shares of the Company's
Common Stock on the date first elected a director and receives an additional stock option grant for 10,000 shares each year thereafter. All options awarded to non-employee directors have an exercise price per share equal to the market price of the Common Stock on the date of grant. The options have a 20-year term and vest over a 10-year period, with 9% of the shares exercisable on the date of grant and an additional 9% exercisable on each anniversary of the grant date, except in the tenth year when the remaining 10% become exercisable.

                      EXECUTIVE COMPENSATION
                      ______________________

Summary Information
___________________

   The following table summarizes the annual and long-term compensation of the Chairman of the Board and Chief Executive Officer and the four other most highly paid executive officers of the Company (collectively, the "Named Executive Officers") for the fiscal years 1996, 1995 and 1994. A report on executive compensation by the Compensation Committee of the Board of Directors appears on page 11 of this Proxy Statement.

                    SUMMARY COMPENSATION TABLE
                    __________________________

                                                             Long-Term
                                                            Compensation
                                                            ____________
                                  Annual Compensation        Securities
                             _____________________________   Underlying     All Other
Name and                                           Bonus    Stock Options  Compensation
Principal Position           Year  Salary($)(1)  ($)(1)(2)     (#)(2)         ($)(3)
___________________________  ____  ____________  _________  _____________  ____________
Carl H. Lindner              1996    215,000(4)     -0-          -0-          4,527
  Chairman of the Board and  1995    268,846(4)     -0-          -0-          1,902
  Chief Executive Officer    1994    415,000(4)     -0-          -0-          4,452

Keith E. Lindner             1996    900,000        -0-          -0-         20,698
  Vice Chairman of           1995    935,000        -0-          -0-         21,346
  the Board                  1994  1,030,000        -0-          -0-         19,727

Steven G. Warshaw            1996    350,000      530,000       80,000       27,809
  President, Chief           1995    350,000      450,000       75,000       15,685
  Operating Officer and      1994    300,000      330,000       80,000       14,256
  Chief Financial Officer

Robert F. Kistinger          1996    300,000      400,000      195,000(5)    38,417
  President, Chiquita        1995    300,000      425,000       30,000       46,908
  Banana Group               1994    300,000      250,000       30,000       59,053

Jos P. Stalenhoef            1996    250,000      175,000       13,200       32,515
  Chief Transformation       1995    250,000      175,000       14,000       32,633
  Officer-North America      1994    250,000      157,500       15,000       26,772

(1)  Includes amounts deferred under the Company's Deferred
     Compensation Plan.

(2) Bonus awards and stock option grants were based on 1996 performance even though most awards were received in 1997.

(3)  Amounts disclosed for 1996 are comprised of the following:

     (a) Company contributions to the Savings Plan: Carl H. Lindner, $2,625; Keith E. Lindner, $15,750; Steven G. Warshaw, $12,150; Robert F. Kistinger, $6,413; and Jos P. Stalenhoef, $10,993.

     (b) Company matching contributions on excess deferrals from the Savings Plan to the Deferred Compensation Plan as a result of IRS limitations on the amount which can be deferred under a 401(k) savings plan: Steven G. Warshaw, $10,385; and Jos P. Stalenhoef, $6,950.

     (c) Above market interest (assuming the highest rate payable under the Company's Deferred Compensation Plan, which has a graduated interest schedule based upon the length of deferral) calculated (but not paid or currently payable) on deferred compensation:
          Keith E. Lindner, $4,870; Steven G. Warshaw, $3,198; Robert F. Kistinger, $29,766; and Jos P. Stalenhoef, $14,176.

     (d) Term life insurance premiums paid by the Company: Carl H. Lindner, $1,902; Keith E. Lindner, $78; Steven G. Warshaw, $2,076; Robert F. Kistinger, $2,238; and Jos P. Stalenhoef, $396.

(4)  Includes $15,000 received as Chairman of the Executive
     Committee.

(5) See footnote 5 to the table under the caption "Option Grants for 1996."

Stock Option Grants
___________________

    The following table contains information concerning grants of stock options to the Named Executive Officers under the Company's 1986 Stock Option and Incentive Plan.

                            OPTION GRANTS FOR 1996

                                    Individual Grants
                     _____________________________________________
                     Number of
                     Securities  % of Total                           Grant
                     Underlying   Options    Exercise                 Date
                      Options    Granted to   or Base                Present
                      Granted    Employees     Price    Expiration    Value
       Name            (#)(1)     for 1996   ($/Sh)(2)    Date(3)     ($)(4)
___________________  __________  __________  _________  __________  __________
Carl H. Lindner        -0-          ---         ---        ---         ---
Keith E. Lindner       -0-          ---         ---        ---         ---
Steven G. Warshaw     80,000        4.0%      13.6875     1/28/17   345,000
Robert F. Kistinger  145,000(5)     7.2%      13.6875     5/07/06   287,000(6)
                      50,000        2.5%      13.6875     1/28/17   215,000
Jos P. Stalenhoef     13,200        0.7%      13.6875     1/28/17    57,000

(1)  Unless indicated otherwise, all options were granted
     January 28, 1997, based on performance in 1996. Options vest over a 10-year period with 9% immediately exercisable on the date of grant and an additional 9% exercisable on each anniversary of the grant date thereafter until January 28, 2007 when the remaining 10% will be exercisable. In the event of death, disability or retirement, options are fully exercisable by optionee or optionee's legal representative for one year following such event or until the normal expiration date of the option, whichever occurs first.

(2)  Represents the market price of a share of Chiquita Common
     Stock on the date of grant (calculated as the average of the highest and lowest selling prices on the New York Stock
     Exchange).

(3) Subject to earlier termination in case of termination of employment.

(4) The grant date present value was calculated using the Black-Scholes option pricing model. The assumptions used in the model included (a) an expected Chiquita stock price volatility of 36%; (b) a risk-free interest rate of 6.6%;
     (c) a dividend yield of 1.5%; and (d) an expected option life of 8 years. In addition, the Black-Scholes model output was modified by a discount to reflect the risk of forfeiture (6% per year probability) due to restrictions on exercise of the option in accordance with the 10-year vesting provisions. Whether the assumptions used will prove accurate cannot be known at the date of grant. The actual value, if any, will depend on the market price of the Company's Common Stock on the date of exercise.

(5) Option was granted May 7, 1996 and vests over a 3-year period with shares becoming exercisable on the following dates: 45,000 shares on April 8, 1997; 27,500 shares on January 9, 1998; and 36,250 shares on May 7 in 1998 and 1999. The total number of shares exercisable under this option will automatically be reduced by the total number of shares, if any, purchased by Mr. Kistinger under either of two previously granted options having an exercise price of $13.333 per share, one of which is for 45,000 shares and expires on April 7, 1997 and the other of which is for 105,000 shares and expires on January 8, 1998.

(6) The grant date present value was calculated using the same assumptions noted in footnote 4 above, except that (a) the expected option life was 5 years, and (b) the value was reduced by the estimated fair value as of May 7, 1996 of the two previously granted options described in footnote 5 above which expire in 1997 and 1998.

Option Exercises, Holdings and Year-End Values
______________________________________________

    The following table summarizes the value of all outstanding options for the Named Executive Officers as of December 31, 1996.

              AGGREGATE OPTION EXERCISES IN 1996 AND 1996 YEAR-END OPTION VALUE(1)

                                            Number of Securities
                      Shares               Underlying Unexercised       Value of Unexercised
                     Acquired              Options at December 31,     In-the-Money Options at
                        on      Value           1996(#)(1)           December 31, 1996 ($)(1)(2)
                     Exercise  Realized  __________________________  __________________________
        Name           (#)        ($)    Exercisable  Unexercisable  Exercisable  Unexercisable
___________________  ________  ________  ___________  _____________  ___________  _____________
Carl H. Lindner        -0-        -0-       10,800        9,200          -0-           -0-
Keith E. Lindner       -0-        -0-         -0-          -0-           -0-           -0-
Steven G. Warshaw      -0-        -0-      137,850      237,150        70,200       124,800
Robert F. Kistinger   2,000     10,041     248,190      129,810(3)     52,650        93,600
Jos P. Stalenhoef      -0-        -0-       77,670      107,480        52,650        93,600

(1) Does not include options granted in January 1997 which were based on performance in 1996.

(2) Value is calculated as the difference between the market price of the Common Stock on December 31, 1996 ($12.75 per share) and the exercise prices of the unexercised options.

(3) Does not include 145,000 shares covered by a currently unexercisable option granted on May 7, 1996 which is described under footnote 5 to the table under the caption "Option Grants for 1996" because the number of such shares will be automatically reduced on a share-for-share basis to the extent that previously granted options for 150,000 shares are exercised. The 150,000 shares covered by such previously granted options are included in the exercisable column of this table.

        REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
        __________________________________________________________

    The Compensation Committee of the Board of Directors
(the "Committee") is composed of Jean Head Sisco, William W. Verity and Oliver W. Waddell, who are independent outside directors. The Committee is charged with responsibility for reviewing the performance and establishing the individual compensation of the executive officers named in the Summary Compensation Table ("Executive Officers"), as well as approving the compensation of other key executives. The Committee also establishes general compensation policies and standards for reviewing management performance. In carrying out this function, the Committee ensures that the Company's compensation philosophy is appropriate to its business and is implemented effectively through its various policies and programs.

Compensation Philosophy
_______________________

    The Company's compensation philosophy is to motivate and reward the achievement of long-term growth in shareholder value. To achieve this objective, the Company has adopted a program called the Total Compensation System which is designed to: (i) base cash and non-cash rewards on both individual and Company performance; (ii) encourage stock ownership in order to align the interests of management with those of shareholders; and
(iii) emphasize the importance of management's commitment to the long-term success of the Company.

    The program has three basic elements of compensation -- base salary, bonus awards and stock options -- which are designed to attract, motivate and retain dedicated, talented people who are capable of achieving the Company's long-term objectives. These three elements of total compensation are reviewed annually in connection with the appraisal of each manager's performance against pre-established goals and objectives as well as the Company's performance during the year. The program is used to establish the total compensation of managers at many levels of the Company, including each of the Executive Officers, except for the Chief Executive Officer ("CEO") whose compensation is discussed below.

Compensation of Executive Officers Other Than CEO
_________________________________________________

    The primary factors considered by the Committee in establishing the total annual cash compensation (salary plus bonus award) of each Executive Officer except for the CEO are:
(i) the responsibilities of the position; (ii) the executive's potential impact on the annual financial and longer-term strategic results of the Company; (iii) the long-term contributions of the executive; and (iv) the performance against pre-established annual objectives which emphasize business unit and/or total Company financial results.

    Base Salary. Base salaries are established according to each executive's position, responsibilities and long-term contribution. Base salaries are not necessarily adjusted annually but are adjusted only when the Committee, after soliciting the opinions of senior management, judges that an Executive Officer's responsibilities and/or long-term contribution have changed sufficiently to warrant a change in base salary.

    Bonus Awards. The Executive Officers' bonus awards are determined in accordance with the Company's Total Compensation Review Plan (the "TCR"), an annual cash bonus incentive plan which covers most management positions. Under the TCR, each management position has an annual target bonus which is expressed as a percentage of base salary and is principally determined according to the position's potential impact on Company results. Base salary and target bonus are coordinated so that the combined amount provides a total annual cash compensation level which, in the Committee's judgment, is appropriate for the position and the individual Executive Officer.

    Bonus awards are determined by measuring the Executive Officer's performance against annual objectives in the following three categories (the relative weight assigned to each category is indicated in parenthesis): (i) Team Profit Achievement Objectives (40%), which include return on investment or similar objectives for the relevant business unit(s); (ii) Individual Profit Achievement Objectives (40%), which include cost, revenue, volume, and quality-related objectives appropriate to the individual; and (iii) Management Achievement, Strategy and Organization Development Objectives (20%), which include development and implementation of business strategies and organizational effectiveness programs.

    Accomplishment of each objective is rated quantitatively and a weighted average overall performance rating is calculated. The overall performance rating indicates a range of percentages of target bonus for use in determining the actual bonus. For 1996, the actual bonus was approved by the Committee after consultation with and review of the recommendations of the President and Chief Operating Officer and the Executive Vice President, Chief Administrative Officer and Chief Financial Officer. Actual bonus awards may range from 0% of the target bonus (for overall performance which does not meet annual objectives) to 200% of target (for overall performance which far exceeds objectives). The TCR provides for payout of approximately 100% of target bonus if the overall annual performance objectives are met.

    Stock Options. Stock options are used to reward past performance and motivate future performance, especially long-term performance. Most stock options vest over a 10-year period with 9% exercisable immediately upon the grant date and an additional 9% exercisable on each anniversary of the grant until the tenth anniversary, when the final 10% becomes exercisable. The Company's standard options have a 20-year exercise period and are priced at the fair market value of the underlying Common Stock on the date of the grant. The unusually long vesting and exercise periods and market pricing are specifically intended to motivate management decisions which will be in the shareholders' best long-term interests and will assist in the retention of executive talent.

    Targets for stock option awards are based on the capital value of the grant (the number of stock options granted multiplied by the market price of the option) and are established as a percentage of the targeted total annual cash compensation (annual salary plus target bonus). Relating stock option award targets to the capital investment required to purchase an equivalent number of shares of stock is consistent with the Company's philosophy that management should be rewarded when it is successful in increasing the value of the Company's securities. Stock option award targets increase as the responsibility, base salary and target bonus of a position increase. The Company believes that market comparisons are not meaningful for the Company's stock option award targets because of the unusually long vesting and exercise periods of the Company's options.

    Actual stock option awards may be larger or smaller than award targets depending on a number of factors which are considered by the Committee, including: the Executive Officer's performance against his annual objectives (described above under Bonus Awards); changes in responsibility; future potential; considerations relating to management succession; and the number of stock options awarded to the Executive Officer in prior years.


Compensation of Chairman and Chief Executive Officer for 1996
_____________________________________________________________

    At the request of Mr. Carl H. Lindner, the Compensation Committee did not increase his base salary during 1996 and did not award him a bonus or a stock option. Mr. Lindner's base salary had been reduced from $400,000 to $200,000 in accordance with his request in April 1995. In establishing Mr. Lindner's compensation for 1996, as in years past, the Committee considered the fact that Mr. Lindner had significant responsibilities as an executive officer of American Financial Group, Inc. and its subsidiaries and affiliates. Although Mr. Lindner devoted time to matters more directly related to other enterprises, the Committee believes his total compensation from the Company for 1996 was appropriate and reasonable. This judgment is based on the Committee's conclusion that Mr. Lindner has fully and effectively discharged the responsibilities of his position with the Company to the Company's substantial benefit. Moreover, the Committee believes that Mr. Lindner's strong leadership, guidance and direction to the Company since he became Chairman and Chief Executive Officer in 1984 have contributed to long-term growth in shareholder value, as demonstrated by the graph on page 16 showing the cumulative total shareholder return over the 12-year period from 1984 to 1996.

Compensation of Vice Chairman for 1996
______________________________________

    The 1996 bonus target for Mr. Keith E. Lindner, who was President and Chief Operating Officer of the Company until his election as Vice Chairman of the Board of Directors in March 1997, was established by the Committee at 100% of his base salary in consideration of his potential impact on the overall performance of the Company. Although the Committee believed that the award of a 1996 bonus for Mr. Lindner would have been appropriate, particularly in view of the Company's improvement in the profitability of its core operations, the increase in cash flow and its strengthened balance sheet, the Committee acceded to Mr. Lindner's request that his total annual cash compensation (base salary plus bonus) for 1996 not exceed $900,000, the level at which the Committee had set his base salary in 1995 and had maintained in 1996. Consequently, the Committee did not award Mr. Lindner a bonus for 1996. Also in accordance with Mr. Lindner's request, the Committee did not grant him any stock options for 1996.

Compensation of Other Executive Officers for 1996
_________________________________________________

    The base salaries of Steven G. Warshaw, Robert F.
Kistinger and Jos P. Stalenhoef remained the same in 1996 as in 1995. The 1996 TCR target bonuses for these Executive Officers ranged from 70% to 100% of base salary. For 1996, each Executive Officer met his particular TCR Team Profit Achievement Objectives, and met or exceeded both his TCR Individual Profit Achievement Objectives and his Management Achievement, Strategy and Organization Development Objectives. While the objectives and achievements were specific to each individual, they included: improvements in the results of core operations; achievement of organizational efficiencies for the Company's banana business; development and implementation of strategic initiatives to reduce costs and increase long-term growth in the banana business; refinancing of long-term debt to reduce interest expense; and entering into an unsecured revolving credit facility to lower cash balances and enhance future ability to reduce debt and interest costs. The performance ratings for these individuals produced 1996 bonuses ranging from 100% to 189% of target.

    The Executive Officers received stock options based on 1996 performance totaling 288,200 shares, compared to the 119,000 shares they received for performance in 1995. The awards were based on a number of factors specific to each individual, including: the target award level; the individual's specific contributions during 1996 as well as his long-term contributions to the Company; any increase or significant change in responsibilities; and the total number of shares covered by previous grants.

    The Committee did not review or consider compensation surveys when determining the 1996 bonus and stock option awards to Executive Officers.

Tax Deductibility of Executive Compensation
___________________________________________

    Section 162(m) of the Internal Revenue Code prohibits the Company from taking an income tax deduction for any compensation paid to any of the Executive Officers in excess of $1 million per year unless the compensation qualifies as performance-based pay.

    Compensation received from the exercise of stock options awarded under the Company's 1986 Stock Option and Incentive Plan qualifies as performance-based compensation and is fully deductible by the Company. While the Company's TCR Bonus Plan does not meet all of the requirements for deductibility, the compensation paid to the Executive Officers in 1996 is fully deductible because no Executive Officer was paid in excess of $1 million.

    The Committee believes that it would not be in the best interests of the Company or its shareholders to change its TCR Bonus Plan to meet the 162(m) requirements for deductibility at this time because it believes the TCR Bonus Plan is an effective means of delivering performance-based pay and it is the same plan used to determine the compensation of most managers within the Company. Thus, the Committee will continue to use the current system of managing the compensation of Executive Officers in 1997 but will continue to study the future consequences of compliance with Section 162(m).

                         Compensation Committee:
                         Jean Head Sisco
                         William W. Verity
                         Oliver W. Waddell

                   COMMON STOCK PERFORMANCE GRAPHS
                   _______________________________

    The following performance graphs compare Chiquita's cumulative shareholder returns over a 5-year and 12-year period, assuming $100 invested at December 31, 1991 and December 31, 1984, respectively, in Chiquita Common Stock, in the Standard & Poor's 500 Stock Index, and in an industry group index of 16 other fruit and vegetable companies. The 12-year graph compares Chiquita's performance over the entire period since 1984, when the current management assumed responsibility for managing the Company. The calculation of total shareholder return is based on the increase in the price of the stock over the relevant period and assumes the reinvestment of all dividends. In addition, total return was weighted according to the market capitalization of each company at the beginning of each period.

    The industry group is composed of: Dole Food Co., Inc.; Geest PLC; Fyffes PLC; The Albert Fisher Group PLC; Perkins Foods; Stokely USA, Inc.; Seneca Foods Corporation; United Foods, Inc.; Dean Foods Co.; Orange-Co., Inc.; Del Monte Royal Foods Ltd.; Sylvan Foods Holdings, Inc.; Northland Cranberries, Inc.; Odwalla, Inc.; Fresh America Corporation; and Unimark Group, Inc. Two new companies (Fresh America Corporation and Unimark Group, Inc.) were added to the industry group this year to provide further representation of the performance of companies with businesses and product lines similar to those of Chiquita. The cumulative total return over the 5-year and 12-year periods for the industry group previously used would have been 90 and 259, respectively, as compared to 90 and 257 for the new industry group.

               CHIQUITA BRANDS INTERNATIONAL, INC.
               Cumulative Total Returns (1991-1996)
               ____________________________________

                      12/91  12/92  12/93  12/94  12/95  12/96
                      _____  _____  _____  _____  _____  _____
Chiquita               100     45     31     37     38     36
S&P 500                100    108    118    120    165    199
Fruit & Veg. Related   100     89     90     76     86     90

                       CHIQUITA BRANDS INTERNATIONAL, INC.
                       Cumulative Total Returns (1984-1996)

                      12/84  12/85  12/86  12/87  12/88  12/89  12/90  12/91  12/92  12/93  12/94  12/95  12/96
                      _____  _____  _____  _____  _____  _____  _____  _____  _____  _____  _____  _____  _____
Chiquita                100    259    311    431    470    505    944  1,196    534    369    442    453    426
S&P 500                 100    132    156    164    191    252    244    318    343    377    382    526    632
Fruit & Veg. Related    100    127    154    170    213    264    283    272    209    222    197    231    257

                            CERTAIN TRANSACTIONS
                            ____________________


    The Company estimates that its subsidiaries paid approximately $110,000 for advertising time on radio and television stations owned by Citicasters Inc., an AFG affiliate, during the first nine months of 1996. Citicasters Inc. was sold by AFG in September 1996.

    In 1996, the Company purchased airline tickets and travel-related services totaling approximately $3.5 million through Provident Travel Corporation, a travel agency subsidiary of AFG until March of 1997 when it was sold. The total amount paid to the travel agency included the amount ultimately paid to the airlines or other service providers.

    In 1996, the Company received net payments of approximately $595,000 from AAG for the sublease of office space, the rental of office furniture and the use of the Company's cafeteria. The payments received from AAG are net of $114,000 paid by Chiquita to AAG as consideration for AAG's early cancellation of the sublease. In September 1996, Chiquita and AAG terminated the base lease and sublease in exchange for new, separate long-term leases. As part of the transaction, Chiquita agreed to reimburse AAG for the difference between the rent under the new lease and the rent under the sublease through April 1998, the original expiration date of the sublease. Chiquita will reimburse AAG an additional $765,000 through April 1998.

    During 1996, the Company paid approximately $60,000 to The Cincinnatian Hotel, which is owned by a subsidiary of AFG, for room rentals and use of meeting facilities.

    Chiquita believes that the financial terms of the transactions described above were fair to Chiquita and were comparable to those that would apply to unrelated parties.

                       INDEPENDENT AUDITORS
                       ____________________

    The accounting firm of Ernst & Young LLP served as the Company's independent auditors for 1996 and also served as independent auditors for AFG and its subsidiaries. One or more representatives of Ernst & Young LLP will attend the Annual Meeting and will be given the opportunity to comment, if they desire, and to respond to appropriate questions that may be asked by shareholders. No auditor has yet been selected for the current year, since it is Chiquita's practice not to select independent auditors prior to the Annual Meeting.

      SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      _______________________________________________________

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than 10% of the Company's equity securities, to file reports of security ownership and changes in such ownership with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange.
Officers, directors and beneficial owners of more than 10% of the Company's equity securities also are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

    Based upon a review of copies of such forms and written representations from its executive officers and directors, the Company believes that all Section 16(a) filing requirements were complied with during and for 1996.

                        SOLICITATION OF PROXIES
                        _______________________

    Chiquita will bear the cost of soliciting proxies and will reimburse brokers, custodians, nominees and fiduciaries for their charges and expenses in forwarding proxy material to the beneficial owners of shares held by such persons. Solicitation of proxies will be made by management of the Company, without additional compensation, through the mail, in person, or by telephone, telegraph or facsimile. The Company has also retained Kissel-Blake, Inc., New York, New York to assist in the distribution and solicitation of proxies for a fee of $4,500 plus reasonable out-of-pocket expenses.

                             ANNUAL REPORT
                             _____________

    The Company's annual report to shareholders, including financial statements, for the fiscal year ended December 31, 1996 is being mailed with this Proxy Statement.

             SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING
             _____________________________________________

    Shareholder proposals for the 1998 Annual Meeting of Shareholders must be received in writing by the Secretary of the Company at the Company's executive offices by December 1, 1997 in order to be considered for inclusion in next year's proxy materials.

                             MISCELLANEOUS
                             _____________

    The Company will send, without charge, a copy of the Company's current annual report on Form 10-K to any holder of Common Stock who makes a request in writing to Joseph W. Hagin II, Vice President, Corporate Affairs, Chiquita Brands International, Inc., Chiquita Center, 250 East Fifth Street, Cincinnati, Ohio 45202.

                                        By order of the Board of Directors,



                                        Robert W. Olson
                                        Senior Vice President, General Counsel
                                            and Secretary

Cincinnati, Ohio
March 31, 1997

                 CHIQUITA BRANDS INTERNATIONAL, INC.
                      Proxy for Annual Meeting

Registration Name and Address

                                                             P
                                                             R
                                                             O
                                                             X
                                                             Y

The undersigned hereby appoints Keith E. Lindner and Robert W. Olson, or either of them, proxies of the undersigned, each with the power to appoint his substitute, and authorizes them to represent and to vote, as designated below, all shares of Common Stock which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Chiquita Brands International, Inc. to be held May 14, 1997 at 10:00 a.m., and any adjournment of such meeting.

The Board of Directors recommends a vote FOR the following:

1.  Election of directors:
    [ ] FOR AUTHORITY to elect the    [ ] WITHHOLD AUTHORITY
        nominees listed below (except     to vote for all nominees
        those whose names have been       listed below
        crossed out)

               Carl H. Lindner        Keith E. Lindner
               Fred J. Runk           Jean Head Sisco
               William W. Verity      Oliver W. Waddell
               Ronald F. Walker       Steven G. Warshaw

The proxies are further authorized in their discretion to vote upon such other business as may properly come before the meeting and any adjournment of the meeting.

Dated: _________, 1997       Signature: ___________________________________
                             Signature: ___________________________________
                             (if held   Important:  Please sign exactly as
                             jointly)   name appears on this form indicating,
                                        where proper, official position or
                                        representative capacity.  In case
                                        of joint holders, all should sign.


TO VOTE YOUR SHARES, YOU MUST MARK, SIGN, DATE AND RETURN THIS PROXY FORM. This proxy, when properly signed, will be voted in the manner directed by the above signed shareholder(s). A PROPERLY SIGNED PROXY THAT GIVES NO DIRECTION WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.